Exhibit 99.1

11 August 2015

Universal Biosensors Board Resignation

Universal Biosensors, Inc. (ASX: UBI) announced today that Mr. Chris Smith has advised that he will resign as a director, effective 30 August 2015. Mr. Smith is stepping down to focus on his new role as Chief Executive Officer of Cochlear Limited which commences on 1 September 2015.

UBI Chairman Andrew Denver acknowledged the important contribution of Mr. Smith. “Mr. Smith has been a director of UBI since 2013 and we have benefited from his commercial skills and experience as we have positioned the Company for its next phase of growth. On behalf of Universal Biosensors, I would like to thank Chris for his commitment and significant contribution, and wish him every success with his new role”, said UBI Chairman, Mr. Andrew Denver.

Ends

Enquiries:

Andrew Denver +61 3 9213 9000

About Universal Biosensors

For additional information in relation to Universal Biosensors, refer to

http://www.universalbiosensors.com.

Universal Biosensors is a specialist medical diagnostics company, founded in 2001, that is focused on the development, manufacture and commercialisation of a range of in vitro diagnostic tests for point-of-care use. These tests capitalise on a technology platform which uses a novel electrochemical cell that can be adapted for multiple analytes and provide for enhanced measurements in whole blood.

Under applicable United States securities laws all of the shares of our common stock are “restricted securities” as that term is defined in Rule 144 under the Securities Act of 1933, as amended (Securities Act). Restricted securities may be resold in the public market to United States persons as defined in Regulation S only if registered for resale or if they qualify for an exemption from registration under the Securities Act. We have not agreed to register any of our common stock for resale by security holders.